Exhibit 99.1

News Release

For more information contact:

Contact:
Britt Zarling	Julie Chariell
Corporate Communications	Investor Relations
414-526-3107	212-515-0278
Britt.zarling@fiserv.com	Julie.chariell@fiserv.com

For Immediate Release

Fiserv to Transfer Listing to New York Stock Exchange

New Ticker Signals Company’s Commitment to Leading Fintech Innovation

BROOKFIELD, Wis.—May 25, 2023 -- Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today announced that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from the NASDAQ Global Select Market (NASDAQ). The Company expects to begin trading on the NYSE June 7, 2023, under a new ticker “FI.” The stock will continue to trade on NASDAQ until the transfer is complete.

“As an original fintech, the Fiserv legacy of leadership is one of growth, innovation and operational excellence, with a relentless commitment to enabling our clients’ success,” said Frank Bisignano, Chairman, President and Chief Executive Officer of Fiserv. “We are proud to partner with the NYSE, the world’s largest stock exchange, whose long tradition of listing industry-leading companies aligns well with our strategy to serve financial institutions and businesses of all sizes around the world. We are grateful for the partnership and support that the NASDAQ has provided to us over our many years with them.”

“We are thrilled to welcome Fiserv to the community of innovators, icons and disruptors that is the New York Stock Exchange,” said Lynn Martin, NYSE President. “An established leader and trailblazer in fintech and payments, Fiserv will join many of its peers and clients as a member of our community, which sets the pace in advancing tech-driven innovation across the globe. We look forward to welcoming Fiserv to 11 Wall Street to ring in its next chapter.”

The new Fiserv ticker “FI” signals the company’s commitment to leading fintech innovation. Fiserv has been recognized by Fast Company as a World’s Most Innovative Company and one of America’s Most Innovative Companies by Fortune®. In celebration of the transfer, Fiserv will ring the NYSE Opening Bell at 9:30 a.m. ET on June 7, 2023, which will be broadcast on https://www.nyse.com/bell.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point of-sale and business management platform. Fiserv is a member of the S&P 500® Index and one of Fortune® World’s Most Admired Companies™. Visit fiserv.com and follow social media for more information and the latest company news.